For Immediate Release Date: May 11, 2005 Contact: Diane Kerner 630 Godwin Avenue Midland Park, NJ 07432 201-444-7100

PRESS RELEASE

STEWARDSHIP FINANCIAL CORPORATION
DECLARES STOCK SPLIT AND
ANNOUNCES RESULTS OF ANNUAL MEETING

Midland Park, NJ - May 11, 2005. Stewardship Financial Corporation (OTC:SSFN), parent company of Atlantic Stewardship Bank, announced at its annual meeting last night that it will split its stock 4 for 3. The stock split will increase the number of shares outstanding by approximately 1.1 million shares. In making the announcement, President and CEO Paul Van Ostenbridge stated, “The stock split reflects the strong earnings performance of both the Stewardship Financial Corporation and the Atlantic Stewardship Bank.”

The new shares will be issued July 1, 2005, to shareholders of record as of June 15, 2005.

Stewardship Financial Corporation also announced that the stockholders have re-elected William C. Hanse, Margo Lane, Arie Leegwater and John L. Steen as Directors for the next three years.

Stewardship Financial Corporation was formed November 22, 1996, and the Atlantic Stewardship Bank was founded September 28, 1985. The Bank is a full service independent bank with offices in Midland Park, Hawthorne (2 offices), Pequannock, Ridgewood, Waldwick, and Wayne (3 offices), NJ. A new branch has been planned to open in Montville, NJ later this year.

The Atlantic Stewardship Bank is well known for its reputation of providing friendly professional service and for sharing 10% of its pretaxable profits with Christian and civic charitable and non-profit organizations. Contact us at 201-444-7100 or 877-844-BANK, or visit our website at www.asbnow.com.